UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 26, 2013

BioLargo, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-19709	65-0159115
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3500 W. Garry Avenue, Santa Ana, CA	92704
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 643-9540

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On April 26, 2013, the Registrant entered into a commercial lease agreement for its primary corporate office and warehouse space. The leased premises are located at 3500 W. Garry Avenue, Santa Ana, California 92704, and consist of approximately 4,500 square feet of office space, and 1,500 square feet of warehouse space. The commercial lease agreement requires a lease fee of $3,575 per month, which may be paid in cash or by the issuance of the Registrant’s common stock, calculated on the following formula: the amount due, divided by the average closing price of the Registrant’s common stock for the 20 business days prior to the due date. The lease fee is due in advance each month.

The lease agreement also requires a security deposit equal to one month’s rent, and three month’s advance rent, paid by the issuance of 53,572 shares of common stock within 30 days of execution of the agreement. The lease commences on May 1, 2013, and continues on a month-to-month basis. Either party may terminate the lease agreement upon 90 days’ notice. The lease agreement contains other provisions typical of a standard commercial real estate lease agreement.

The Registrant is terminating its current office lease, and will no longer maintain an office at 16150 Heron Avenue, La Mirada, California.

Item 9.01 Financial Statements and Exhibits

10.1	Commercial Lease Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 2, 2013	BIOLARGO, INC.

	By:	/s/ Dennis P. Calvert
Dennis P. Calvert
President and Chief Executive Officer